Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is entered into this 17th day of January 2006, by and between Dominion Homes, Inc. (hereinafter called the “Company”) and William G. Cornely (hereinafter called the “Employee”).

WHEREAS, Employee desires to accept employment with the Company and to serve the Company as Senior Vice President of Finance and Chief Financial Officer; and

WHEREAS, the Company desires to retain the services of Employee as Senior Vice President of Finance and Chief Financial Officer;

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the adequacy of which is agreed to by the parties, the Company and the Employee hereby mutually agree as follows:

1. Employment and Duties. The Company hereby employs the Employee, and the Employee hereby accepts continued employment with the Company, upon the terms and conditions hereinafter set forth. The Employee shall serve the Company as Chief Financial Officer and Senior Vice President of Finance. In such capacity, the Employee shall have all powers, duties, and obligations as are normally associated with such position. The Employee shall further perform such other duties related to the business of the Company as may from time to time be reasonably requested of him by the Chief Executive Officer. The Employee shall devote all of his skills, time, and attention solely and exclusively to said position and in furtherance of the business and interests of the Company. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Company; provided, however, that the Employee shall not be precluded from (a) reasonable participation in community, civic, charitable or similar organizations; (b) personal investments in publicly traded corporations of less than 1% of the total shares of such corporations; or (c) personal investments in any amount in securities issued by the Company.

2. Term of Employment. This Agreement shall be effective upon execution by both parties and approval by the Company’s Board of Directors (the “Board”). The term of employment shall begin, or be deemed to have begun, on January 17, 2006 (the “Effective Date”). It shall continue through the three-year period ending on the day before the third anniversary date of the Effective Date, subject, however, to prior termination or to extension, as herein provided.

3. Compensation. For such services, the Employee shall receive an initial annual base salary of Two Hundred and Fifty Thousand Dollars ($250,000), less applicable taxes and deductions, which may be increased, but not decreased without the Employee’s written consent, by the Compensation

Committee of the Board (the “Committee”) during the term of this Agreement. In the event that the Committee increases the Employee’s initial base salary, the amount of the initial base salary, together with any increase(s), shall be his base salary. Said base salary shall be payable in equal installments in accordance with the Company’s regular payroll practices. In addition, the Employee shall be included in the Company’s annual incentive compensation program, which may be amended by the Company, on a calendar year basis, during the term of this Agreement (and any extensions thereof). For 2006, however, Employee shall be entitled to receive a guaranteed bonus of $100,000, subject to paragraphs 7 and 8 of this Agreement.

In addition, by no later than February 16, 2006, Employee shall receive an initial signing bonus of $25,000, less applicable taxes and deductions.

4. Fringe Benefits. The Company shall further provide the Employee with such health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, stock option plans, paid holidays, perquisites, and other fringe benefits of employment as the Company may provide from time to time to actively employed executives of the Company who are similarly situated. Notwithstanding the preceding provisions of this Paragraph 4, during the term of this Agreement (including extensions thereof), the Employee shall be entitled to a minimum of four (4) weeks of vacation per year. Further, notwithstanding any provision contained in this Agreement, the Company may discontinue or terminate at any time any employee benefit plan or program, now existing or hereafter adopted, to the extent permitted by the terms of such plan and shall not be required to compensate the Employee for such discontinuance or termination.

5. Extension of Term of Agreement. The Company and Employee agree that the Company’s Board of Directors (or the Committee), shall review the Employee’s performance with the Chief Executive Officer with the intent that, if the Employee’s performance so warrants, the Board may extend the term of this Agreement for additional time periods to be determined in the discretion of the Board. By June 30, 2008, or, in the event that this Agreement is extended as provided for in this paragraph 5, within one hundred eighty (180) days preceding the end of any extension period, the Board shall notify the Employee of its decision whether to grant an extension of this Agreement for an additional time period. In the event that the Board fails to notify the Employee, on or before the date described in the preceding sentence, of the extension of the term of this Agreement, the term of this Agreement shall automatically be extended for an additional one-year period. The first day of any extension shall be deemed the Effective Date for the Agreement, as extended. Each extension of this Agreement will be treated as a new Agreement and will supercede all prior employment contracts. In the event that the Board of Directors notifies Employee that this Agreement will not be extended, such notice shall constitute a termination without cause by the Company.

6. Termination of Employment.

a. Termination of Employment Other Than by Employee. The Employee’s employment hereunder may be terminated by the Company at any time, with or without cause. The consequences of termination will differ, however, based on whether the termination is for “cause.” The Company shall be deemed to have terminated the Employee’s employment for “cause,” as determined by the Board, upon the following:

i. Any unauthorized material disclosure by the Employee of the Company’s business practices or accounts to a competitor.

ii. Wrongful misappropriation by the Employee of funds, property, or rights of the Company.

iii. Wrongful destruction of business records or other property by the Employee.

iv. Conviction of the Employee of a felony involving knowing, willful or reckless misconduct or, as the result of a plea bargain, conviction of the Employee of a misdemeanor; provided, the Employee was originally charged (prior to the plea bargain) with a felony involving knowing, willful or reckless misconduct.

v. Gross misconduct by the Employee which results in serious damage to the Company.

vi. The Employee’s material breach of, or inability to perform his obligations under, this Agreement other than by reason of Disability.

vii. Violation of the Company’s Code of Business Conduct and Ethics.

The foregoing is by way of example and is not intended to be an exhaustive list of events which may be deemed by the Board to give rise to a termination for “cause.”

b. Termination of Employment by Employee. The Employee may terminate his employment at any time. However, he shall be deemed to have terminated his employment for “Good Reason” only if he terminates his employment by giving Notice of Termination pursuant to Paragraphs 6(d) and 6(e)(iii) within ninety

(90) days after the occurrence of any of the following events (provided the Company does not cure such event within ten (10) days following its receipt of the Employee’s Notice of Termination):

i. Without his consent, the Employee’s base salary is reduced for any reason other than in connection with the termination of his employment.

ii. For any reason other than in connection with the termination of the Employee’s employment, without his consent, the Company materially reduces any fringe benefit provided to the Employee under Paragraph 4 below the rate of such fringe benefit provided generally to other actively employed similarly situated executives of the Company, unless the Company agrees to fully compensate the Employee for any such material reduction, either through an adjustment to another fringe benefit or otherwise.

iii. Without his consent, the Company permanently assigns the Employee to duties that are materially inconsistent in any respect with his position (including, without limitation, his status, office, and title), authority, duties or responsibilities as set forth by Paragraph 1, (but excluding any other duties related to the business of the Company reasonably requested of him by the Chief Executive Officer) or takes any other action that results in a permanent and material diminution in such position, authority, duties, or responsibilities.

iv. The Company otherwise materially breaches, or is unable to perform its obligations under this Agreement.

c. Termination of Employment Upon Death or Disability of the Employee. The Employee’s employment hereunder shall terminate upon his death, and may be terminated by the Company in the event of his Disability. For purposes of this Agreement, “Disability” means the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

d. Notice of Termination. Any termination of the Employee’s employment by the Company hereunder, or by the Employee other than termination upon the Employee’s death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

e. Date of Termination. “Date of Termination” means:

i. If the Employee’s employment is terminated by his death, the date of his death.

ii. If the Employee’s employment is terminated by the Company as a result of Disability pursuant to Paragraph 6(c), the date that is thirty (30) days after Notice of Termination is given; provided the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty- (30-) day period.

iii. If the Employee terminates his employment for Good Reason pursuant to Paragraph 6(b), the date that is ten (10) days after Notice of Termination is given (provided that the Company does not cure such event during that ten- (10-) day period).

iv. If the Employee terminates his employment other than for Good Reason, the date that is two (2) weeks after Notice of Termination is given; provided, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

v. If the Employee’s employment is terminated by the Company either for Cause pursuant to Paragraph 6(a) or other than for Cause, the date on which the Notice of Termination is given.

7. Amounts Payable Upon Termination of Employment or During Disability.

a. Death. If the Employee’s employment is terminated by his death, the Employee’s beneficiary (as designated by the Employee in writing with the Company prior to his death) shall be entitled to the following payments and benefits: (i) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; (ii) a pro rata award under the incentive compensation program which is applicable to the Employee at the time of his death, with proration based on service completed during the calendar year for which the award is determined, and payable when the award (and based on the award that) would have been paid had the Employee’s employment not terminated; and (iii) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4. In the absence of a beneficiary designation by the Employee, or, if the Employee’s designated beneficiary does not survive the Employee, benefits described in this Paragraph 7(a) shall be paid to the Employee’s estate.

b. Disability.

i. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Employee shall continue to receive his base salary at the rate then in effect for such period until his employment is terminated pursuant to Paragraph 6(c); provided, however, that payments of base salary so made to the Employee shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of base salary.

ii. Upon his termination of employment because of Disability [as described in Paragraph 6(c)], the Employee shall be entitled to the following payments and benefits (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; (B) a pro rata award under the incentive compensation program which is applicable to the Employee at the time of his Disability, with proration based on service completed during the calendar year for which the award is determined, and payable when the award (and based on the award that) would have been paid had the Employee’s employment not terminated; and (C) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4. In the event of the Employee’s death prior to the time that all payments described in Paragraph 7(b)(ii) have been completed, such payments and benefits shall continue to be paid in accordance with this Paragraph 7(b) to the Employee’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Employee, to the Employee’s estate.

c. Termination by Company Without Cause, or Termination by Employee for Good Reason. In the event that the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason before the expiration of the term of this Agreement, including any extension thereof, the Employee shall be entitled to the following payments and benefits:

i. (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; and (B) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4. In addition, the Employee shall be entitled to a pro rata award under the incentive compensation program which is applicable to the Employee as of the Date of Termination, with proration based on service completed during the calendar year for which the award is determined, and based on the award that would have been paid had the Employee’s employment not terminated. Such pro rata award shall be payable on the later of (I) the date on which the award would have been paid had the Employee’s employment not terminated and (II) the first day of the seventh month following the Date of Termination; and

ii. On the first day of the seventh month following the Date of Termination, the Employee will be entitled to receive a lump sum payment equal to six months’ of the base salary applicable to the Employee on the Date of Termination. Beginning on the first day of the seventh month following the Date of Termination, the Employee will be entitled to continuation of his base salary (applicable to the Employee on the Date of Termination) for a period of six months; provided that these payments will be made in separate, equal payments no less frequently than monthly over such six-month period.

iii. Within thirty (30) days after the Date of Termination, a lump sum cash payment equal to eighteen (18) months of the premium applicable to the Employee on the Date of Termination for the Employee and his family (provided the Employee had family coverage on the Date of Termination) under the Company’s group health plan.

In the event of the Employee’s death prior to the time that all payments described in Paragraph 7(c) have been completed, such payments and benefits shall continue to be paid in accordance with this Paragraph 7(c) to the Employee’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Employee, to the Employee’s estate.

d. Termination by Employee Other Than for Good Reason, or Termination by Company for Cause. In the event that the Employee terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

i. Any base salary (but not incentive compensation) that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination.

ii. Any other rights and benefits (if any) provided under plans and programs of the Company (excluding any incentive compensation program), determined in accordance with the applicable terms and provisions of such plans and programs.

In the event of the Employee’s death prior to the time that all payments described in Paragraph 7(d) have been completed, such payments and benefits shall continue to be paid in accordance with this Paragraph 7(d) to the Employee’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Employee, to the Employee’s estate.

e. No Duty to Mitigate Damages. After any Date of Termination, the Employee shall have no obligation to seek other employment, but, subject to the restrictions imposed by Paragraph 10, shall have the right to be otherwise employed, and any compensation of any type whatsoever received by the Employee in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Agreement.

8. Change In Control.

a. Occurrence of Change in Control. Immediately upon the occurrence of a “Change in Control,” the Employee shall become fully vested in all employee benefit programs (other than any tax qualified retirement plan, the Employee’s interest in which shall vest in accordance with such plan’s terms), including without limitation, all stock options in which he was a participant at the time of the Change in Control. For purposes of this Agreement, the term “Change in Control” means the occurrence of the first of any of the following events:

i. Douglas Borror and David Borror both cease to be members of Company’s Board of Directors; or

ii. Any direct or indirect acquisition by a “person,” including a “group” [as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Act”)] after which the “person” or “group” is the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 40 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that “person” or “group” will not include [a] the Company, [b] any entity under common control with the Company [within the meaning of Section 414 of the Internal Revenue Code of 1986 (“Code”)], [c] BRC Properties Inc. or any of its shareholders or members of the family [as defined in Code §318] of Donald Borror or [d] any employee benefit plan of any entity described in Section [2][a], [b] and/or [c] of this definition; or

iii. The adoption or authorization by the shareholders of the Company of a definitive agreement or a series of related agreements [a] for the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of that merger or other business combination own less than 50 percent of the voting power in the entity immediately after the effective date of that merger or other business combination; or [b] for the sale or other disposition of all or substantially all of the assets of the Company; or

iv. The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company.

b. Termination of Employment. If, at any time within two (2) years following a Change in Control, the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, the provisions of this Paragraph 8(b) shall be applicable, instead of the provisions of Paragraph 7(c). To the extent that the provisions of this Paragraph 8(b) are applicable, the Employee shall be entitled to the following payments and benefits:

i. (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; (B) a pro rata award under the incentive compensation program which is applicable to the Employee as of his Date of Termination, with such award calculated based on the Employee’s target award and with proration based on service completed during the calendar year for which the award is determined, and payable on the first day of the seventh month following the Date of Termination; and (C) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4; provided all cash payments required under subclauses (A) and (C) of this paragraph shall be made within five (5) calendar days of the Date of Termination;

ii. The lump sum payment, as described in Paragraph 7(c)(iii); except that such cash payment shall be made within five (5) calendar days of the Date of Termination;

iii. A single lump sum payment, payable on the first day of the seventh month following the Date of Termination, equal to two (2) times the Employee’s annual base salary in effect upon the Date of Termination; and

iv. Reimbursement of all reasonable expenses incurred by the Employee during the first six (6) months following the Date of Termination through the use of any executive out-placement services to assist him to seek other employment, which shall include, but not be limited to (A)

secretarial services, use of an office, phone, office supplies and office services comparable to the level of such services and supplies available to the Employee prior to the Date of Termination and (B) all unreimbursed travel expenses incurred by the Employee to seek other employment up to a maximum amount of Five Thousand Dollars ($5,000).

9. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any other agreements with the Company. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

10. Noncompetition Covenant. The Employee agrees that, during the term of this Agreement, including any extension thereof, and for a period of one (1) year thereafter, he shall not:

a. Anywhere in any market in which the Company or any of its affiliates is then conducting business (including, but not limited to Central Ohio, Louisville, Kentucky, Lexington, Kentucky, and any locality in which the Company or any of its affiliates has begun to develop land for the purpose of entering the residential homebuilding market), without the written consent of the Company, provide advice with respect to, engage in or directly or indirectly supervise or assist the provision of any service or sale of any product which competes with any service or product of the Company or any of its affiliates; or

b. Anywhere in any state, accept employment with, provide advice to, or engage in or directly or indirectly supervise or assist the provision of any service or sale of any product by any person, company, partnership, corporation or other entity which builds homes, develops land, or otherwise competes with the Company or any of its affiliates in any market, city or area in which the Company or any of its affiliates then conducts business; or

c. Solicit any customer or supplier of the Company or any of its affiliates on behalf of any business entity that competes with a service or a product of the Company or any of its affiliates; or

d. Hire or attempt to hire any employee of the Company or any of its affiliates, including but not limited to encouraging any such employee to terminate his or her employment with the Company or any affiliate.

Any breach of these Covenants shall be treated the same as a termination by the Company for Cause. In addition, in the event of any such breach, the Company shall be entitled to recoupment of all payments made to Employee pursuant to Paragraphs 7 and 8 of this Agreement (other than such amounts as Employee would be entitled to under a termination by the Company for Cause) and to stop any remaining payments still owed to Employee under these provisions.

The restrictions on competition provided herein may be enforced by the Company and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. In the event that the Company prevails in enforcing this Paragraph 10 through judgment, ruling, court order, or settlement, the Company shall be entitled to recover, in addition to damages or any equitable relief, its reasonable costs, expenses, and attorneys’ fees related to such enforcement.

The provisions of this Paragraph 10 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, shall have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 10.

If the scope of any restriction contained in this Paragraph 10 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11. Confidential Information. The Employee shall hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge, and data relating to the Company and its affiliates, that shall have been obtained by the Employee during his employment with the Company and/or any of its affiliates and that is not public knowledge (other than by acts by the Employee or his representatives in violation of this Agreement). During and after termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Employee’s failure to provide such information, knowledge, or data would subject the Employee to criminal or civil sanctions.

The restrictions imposed on the release of information described in the preceding paragraph may be enforced by the Company and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Paragraph 11 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, shall have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 11.

If the scope of any restriction contained in this Paragraph 11 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

12. Intellectual Property. The Employee agrees to communicate to the Company, promptly and fully, and to assign to the Company all intellectual property developed or conceived solely by the Employee, or jointly with others, during the term of his employment, which are within the scope of the Company’s business, or which utilized Company materials or information. For purposes of this Agreement, “intellectual property” means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship. The Employee further agrees to execute all necessary papers and otherwise to assist the Company, at the Company’s sole expense, to obtain patents, copyrights or other legal protection as the Company deems fit. Any such intellectual property is to be the property of the Company whether or not patented, copyrighted or published.

13. Assignment and Survivorship of Benefits. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. If the Company shall at any time be merged or consolidated into, or with, any other company, or if all or substantially all of the assets or outstanding voting securities of the Company are transferred to another company, then the provisions of this Agreement shall be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets or securities have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

14. Notices. Any notice given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company:	Dominion Homes, Inc.
5000 Tuttle Crossing Boulevard
P.O. Box 5000
Dublin, Ohio 43016-5555
Attn: Chief Executive Officer

If to the Employee:	William G. Cornely
at the most recent address set
forth in the Company’s employment records

15. Indemnification. The Employee shall be indemnified by the Company, to the extent provided in the case of officers under the Company’s Articles of Incorporation or Regulations, to the maximum extent permitted under applicable law.

16. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Employee shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

17. Arbitration; Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to the Noncompetition Covenant under Paragraph 10 and the Confidentiality Covenant under Paragraph 11, shall be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

In the event that the Company refuses or otherwise fails to make a payment when due and is ultimately decided that the Employee is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by The Huntington National Bank, and in effect as of the date the payment was first due.

18. Governing Law/Captions/Severance. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

19. Release and Waiver. Notwithstanding any provision contained elsewhere in this Agreement, the Company shall not be obligated to make payments to the Employee upon the termination of his employment as contemplated herein unless the Employee executes a waiver and release of claims which is acceptable to the Company.

20. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement. Notwithstanding anything in this Agreement to the contrary, the Employee agrees, without any further consideration, to consent to any amendment necessary to avoid penalties under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DOMINION HOMES, INC.

By:	/s/ Christine A. Murry
Its:	Vice President, Corporate Counsel & Secretary

/s/ William G. Cornely
William G. Cornely

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